Exhibit 10.4

Corporate Management Agreement

B Holdings Corporation

PayPay Corporation

June 16, 2023

Corporate Management Agreement

B Holdings Corporation (“BHD”) and PayPay Corporation (“PayPay”) (BHD and PayPay each a “Party”) enter into the following agreement (this “Agreement”) as of June 16, 2023 (the “Execution Date”) for the purpose of ensuring and improving group governance, management, and the like with respect to PayPay.

Article 1 Definitions

Terms used in this Agreement have the meanings defined in the Exhibit, unless otherwise clearly specified by the context.

Article 2 Matters Requiring Prior Consent from BHD

If PayPay intends to perform any of the following acts, it must obtain the prior written consent of BHD:

(1)

assignment, transfer, succession, offering as security, or any other type of disposition, to a third party other than PayPay or its subsidiaries, of shares, assets, or businesses, held by PayPay or its consolidated subsidiaries, that account for one-fifth or more of the total book value of PayPay’s assets as of the end of the latest fiscal year on a consolidated basis (“Assignment, Etc.”); or

(2)

issuance by PayPay of new shares, stock acquisition rights or bonds with stock acquisition rights, (including disposal of treasury shares or treasury stock acquisition rights), granting by PayPay of other rights that can be converted into or exercised to acquire PayPay shares, or any other acts by PayPay involving the issuance or granting of such rights, through which the percentage of voting rights of PayPay held by BHD is reduced to 50% or less on a Fully Diluted Basis.

Article 3 Indemnification

Each Party shall indemnify the other Party for any damage, loss, or expense (whether arising as a result of a third party claim or otherwise, including reasonable attorney fees henceforth; “Damages, Etc.”) incurred by the other Party due to that Party’s default or breach of its own obligations under this Agreement and that which is reasonably caused by that default or breach.

Article 4 Effective Date; Termination

1.

The the provisions of Article 2 of this agreement shall become effective when PayPay determines that it is necessary to appoint an outside director, ahead of a Public Offering, who is not nominated by the shareholders and makes a proposal to the shareholders of PayPay to appoint such an outside director at its general shareholder meeting (including the sending of a convocation notice for that shareholder meeting and proposal of a director as defined in Article 319, Paragraph 1 of the Companies Act). Article 2 shall be effective in such a case the moment when that the first shareholder of PayPay receives that proposal. The other provisions of this Agreement will take effect as of the Execution Date.

2.	This Agreement will automatically be terminated if any event specified in the following items occurs:

(1)	the Parties agree in writing to terminate this Agreement; or

(2)	this Agreement is terminated for cause pursuant to the following paragraph.

3.	Either Party may immediately terminate this agreement by written notice to the other Party if any event specified in the following items occurs:

(1)

the other party breaches any of its obligations under this Agreement in any material respect and, after receiving a demand letter within a reasonable period of time, fails to cure that breach within a reasonable period of time.

(2)

bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or other applicable legal insolvency proceedings of the same type are commenced against the other party; or

(3)	PayPay ceases to be a consolidated subsidiary company of ZHD.

4.

Notwithstanding the preceding two paragraphs, the provisions of the preceding Article, this paragraph, and Articles 5 through 12 shall remain in effect after the termination of this Agreement (however, limited to a period of three years after the termination of this Agreement with respect to the provisions of Article 5).

Article 5 Confidentiality Obligations

1.

Neither Party shall disclose or divulge to a third party, or use for any purpose other than this Agreement, (i) the background and content of discussions and negotiations regarding this Agreement, (ii) the content of this Agreement, or (iii) information disclosed by the other party in connection with this Agreement, before or after the execution of this Agreement, (“Confidential Information”) without the prior written consent of the other party. However, (a) disclosure to its own attorney, certified public accountant, certified public tax accountant, financial adviser, or other expert, (b) disclosure to its own officers and employees, or those of a Subsidiary Company or Affiliated Company, who need to know the Confidential Information, and (c) disclosure as obligated or requested under the Laws and Ordinances, Etc. of Japan or a foreign country or the rules of a Government Agency, Etc shall not be a breach. (however, in the case of (a) and (b), provided that the Party that discloses that Confidential Information shall cause the recipient of that Confidential Information to comply with confidentiality obligations equivalent to those of that Party under this Article, unless that recipient has a legal duty of confidentiality).

2.	Notwithstanding the provisions of the preceding paragraph, the information specified below is not included in Confidential Information:

(1)	information known to the public at the time of receipt;

(2)	information already legitimately held by the receiving party at the time of receipt;

(3)	information that becomes public knowledge after receipt due to a reason not attributable to the receiving party;

(4)	information separately and lawfully obtained from a duly authorized person without assuming any obligation of confidentiality.

3.

Notwithstanding Paragraph 1, PayPay and BHD may each use the Confidential Information received from the other party, with respect to BHD, to BHD and its Related Companies (the “BHD Group”; for the avoidance of doubt, including ZHD, SoftBank, and their respective Parent Companies) and with respect to PayPay, PayPay and its Related Companies (the “PayPay Group”), and disclose that information to the PayPay Group and the BHD Group, respectively, to the extent necessary for the operation of the PayPay Group and the BHD Group.

Article 6 Public Notice

1.

Neither Party shall issue press releases and other public announcements with respect to this Agreement unless otherwise agreed upon in advance. However, this provision does not preclude announcements, to the extent necessary, if disclosure is required pursuant to (i) applicable Laws and Ordinances, Etc. of Japan or a foreign country or (ii) an order, decision, or the like or request by a Government Agency, Etc. of Japan or a foreign country.

2.

If either Party makes an announcement under the proviso of the preceding paragraph, it shall notify the other party in writing, in advance, of the content, timing, and method of that announcement, and consult with the other party in advance, to the extent practical.

Article 7 No Transfer of Contractual Status, Rights and Obligations

Neither Party shall assign or otherwise transfer to a third party all or part of its status under this Agreement, or its rights and obligations based on that status, without the prior written consent of the other party. However, assignment or other transfer of all or part of BDH’s status under this Agreement, or its rights and obligations based on that status, in connection with a merger or other reorganization within the Softbank Group and the ZHD Group shall not be deemed as a breach of this article.

Article 8 Notice

All notices and other communication between the Parties with respect to this Agreement shall be made in Japanese to the addresses outlined below, in writing, by post or email. Such notice and other communications will become effective on the day they arrive at each addressee (if the day of arrival is not a Business Day, then the effective date will be the immediate following Business Day). However, if any change in the addressee or other matters concerning the addressee is communicated to the other party in the manner specified in this Article after the Execution Date, the above notice and other communications shall be made to the new addressee.

BHD:

	Address:	1-3 Kioicho, Chiyoda-ku, Tokyo

	Name:	B Holdings Corporation

	Email:	bhd-notice@z-holdings.ne.jp

PayPay:

	Address:	1-3 Kioicho, Chiyoda-ku, Tokyo

	Name:	PayPay Corporation

	Email:	cg@paypay-corp.co.jp

Article 9 Burden of Costs

Each Party shall bear its own expenses in connection with the execution and performance of this Agreement, unless otherwise expressly provided for herein.

Article 10 Entire Agreement

1.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and all agreements, understandings, and other arrangements with respect to that subject matter that predate the execution of this Agreement will cease to be effective upon the execution of this Agreement.

2.	Unless otherwise provided for herein, this Agreement may only be amended by written agreement between the Parties.

Article 11 Good-Faith Consultation

1.	The Parties shall consult in good faith and resolve any matter not provided for herein or doubt regarding the interpretation of this Agreement.

2.

Notwithstanding the provisions of this Article, if the existence or content of this Agreement hinders PayPay’s application for Public Offering or maintaining its listing after the initial Public Offering, BHD and PayPay shall consult in good faith and revise the content of this Agreement as necessary.

Article 12 Governing Law; Jurisdiction

1.	This Agreement is governed by and shall be construed in accordance with the laws of Japan.

2.	The Tokyo District Court has exclusive jurisdiction as the court of first instance over all disputes that may arise between the Parties in connection with this Agreement.

Remainder of this page intentionally left blank.

In witness whereof, this Agreement is prepared in duplicate, and each party retain one original. If executed by electronic signature, the parties shall affix their respective electronic signatures to a PDF of this Agreement in witness whereof, and each party shall retain that file or a copy thereof.

June 16, 2023

Remainder of this page intentionally left blank.

Corporate Management Agreement – Signature Page

BHD:

1-3 Kioicho, Chiyoda-ku, Tokyo
B Holdings Corporation
Kentaro Kawabe, President and Representative Director

Corporate Management Agreement – Signature Page (BHD)

PayPay:

1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, Representative Director

Corporate Management Agreement – Signature Page (PayPay)

Exhibit

Definitions

1.	“Business Day” means a day on which banks are operating in Japan (excluding Saturdays and Sundays).

2.

“Parent Company” means has the meaning defined in Article 8, Paragraph 3 of the Regulation on Terminology, Forms and Preparation of Financial Statements (Ministry of Finance Ordinance No. 59 of 1963, as amended; the same applies hereinafter).

3.	“Related Company” has the meaning defined in Article 8, Paragraph 8 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements.

4.

“Fully Diluted Basis” means the assumption that all rights or securities (other than those held by the issuer) that at any time are convertible into or able to acquire shares of common stock of the issuer based on shares with put options, shares subject to call, stock acquisition rights, bonds with stock acquisition rights, and at the request of the holder thereof or of the issuer or upon the occurrence of certain events, have at that time been converted into common stock of the issuer or exchanged for the acquisition of common stock of the issuer.

5.

“Public Offering” means the listing of the stock of PayPay on a financial instruments exchange as defined in Article 2, Paragraph 16 of the Financial Instruments and Exchange Act (Act No. 25 of 1948) or a similar exchange that is located in a foreign country and is internationally recognized.

6.	“Affiliated Company” has the meaning defined in Article 8, Paragraph 5 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements.

7.	“Confidential Information” has the meaning defined in Article 5, Paragraph 1.

8.	“Subsidiary Company” has the meaning defined in Article 8, Paragraph 3 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements.

9.	“Assignment, Etc.” has the meaning defined in Article 2, Item 2.

10.

“Government Agency, Etc.” means any super-national, national, state, regional, municipal, or other government agency (including administrative, regulatory, and supervisory agencies and courts), arbitration body, or financial instruments exchange or other self-regulatory organization, or other similar entity.

11.	“SoftBank” means SoftBank Corp.

12.	“Softbank Group” means, collectively, SoftBank and its Subsidiary Companies.

13.	“Damage, Etc.” has the meaning defined in Article 3.

14.

“Laws and Ordinances, Etc.” means, collectively, laws, cabinet orders, ministerial orders, regulations, judgments, decisions, orders, administrative notices, public notices, ordinances, guidelines, and other rules and regulations established by any Government Agency, Etc., and international or multilateral conventions and agreements.

S - 1

15.	“Execution Date” has the meaning defined in the preamble.

16.	“Party” has the meaning defined in the preamble.

17.	“BHD” has the meaning defined in the preamble.

18.	“PayPay” has the meaning defined in the preamble.

19.	“ZHD” means Z Holdings Corporation (being its trade name as of the Execution Date, which is to be changed to LINE Yahoo Japan Corporation as of the Execution Date).

20.	“ZHD Group” means, collectively, ZHD and its Subsidiary Companies.

S - 2